EXHIBIT 99.1

News Release QEP Resources Inc. 1050 17th Street, Suite 500 Denver, CO 80265

QEP RESOURCES, INC. ANNOUNCES EXECUTIVE
APPOINTMENTS AND ORGANIZATIONAL CHANGES

DENVER, Colorado – May 15, 2012 - QEP Resources, Inc. (NYSE: QEP), a leading independent natural gas and crude oil exploration and production company, today announced the retirement, promotion and addition of several key executives.

Eric Dady, Vice President and General Counsel, will retire on October 1, 2012.  Dady will be succeeded by Christopher Woosley who joined the Company as Senior Corporate Counsel in 2010.  During a career in the oil and gas industry that spanned more than 30 years, including 18 years with QEP Resources and its predecessor company, Dady played a key role in leading multiple strategic acquisitions, contractual negotiations, complex litigation and regulatory matters on behalf of the Company.  Dady also played an integral part in QEP’s successful spin-off from its predecessor company in 2010.

“Eric has been a valued, trusted advisor during his tenure with our company,” stated Chuck Stanley, President and CEO of QEP Resources.  “We appreciate his many contributions to QEP and wish him well in his retirement.”

Christopher Woosley has nearly 18 years of experience in private and corporate practices.  Previously, Woosley was employed at the law firm of Cooper, Newsome & Woosley PLLP, where he served as outside counsel for QEP and its predecessor company between 1996 and 2010.  During the past three years, he has served as Senior Corporate Counsel at QEP where he has assisted the Company in navigating through complex litigation, regulatory and transactional matters.

“Chris is an experienced attorney who shares a deep understanding of the legal and business issues relevant to both QEP and our industry,” continued Stanley.  “He is well equipped to transition into the role as our new General Counsel, beginning this October.”

Scott Gutberlet has been promoted to the position of Vice President, Commercial and Technical Services.  Scott is a petroleum engineer with nearly 25 years of experience in the oil and gas industry, including 6 years with QEP and its predecessor company.  Most recently, Scott acted as the Company’s Director of Investor Relations where he led  QEP’s engagement initiatives with members of the investment community.  Prior to leading investor relations, Scott was the General Manager for the Company’s Uinta Basin Division.  Earlier in his career, Scott served in a variety of engineering and finance-related roles with Unocal Corporation for 19 years.

“Scott is an integral part of our management team,” continued Stanley.  “During his career, he has held a wide range of technical and finance-oriented roles in the oil and gas industry, a background which uniquely positions him for this position in our organization.”

Scott will be succeeded by Greg Benson who will serve as the Company’s new Director of Investor Relations.  Benson joins QEP from Halliburton Energy Services, where he served as IR Manager for one of the top-ranked oil services and equipment investor relations teams in the United States.  Previously, he was a research analyst with institutional investment fund Marsico Capital, where he followed the energy sector.  Benson earned his undergraduate and graduate degrees in geophysics from the Colorado School of Mines and the University of Colorado, respectively.

About QEP Resources

QEP Resources, Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.  For more information, visit QEP Resources’ website at: www.qepres.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  These forward-looking statements include statements regarding:  forecasted adjusted EBITDA, production and capital investment for 2011 and 2012 and related assumptions for such guidance; percentage of net realized production revenues attributed to oil and NGL production; number of rigs planned in operating areas; changes in lease operating expenses; the effects of restricting the flowing rate at the Haynesville Shale; and the capacity of the Blacks Fork II plant.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to:  the availability of capital; changes in local, regional, national and global demand for natural gas, oil and NGL; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs; the availability and cost of credit; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contacts

Investors:	Scott Gutberlet
Greg Benson
303-672-6988

Media:	Noel Ryan
303-405-6655